Exhibit 99.1

Contacts:

Media—In Chicago: Nadine Youssef, +1 312-696-6601 or nadine.youssef@morningstar.com

Media—In Copenhagen: Peter Meyer, +45 5134 0260 or peter.meyer@morningstar.dk

Investors: Please submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar Europe B.V. to Acquire Remaining Ownership Interest in Morningstar Danmark A/S

CHICAGO/COPENHAGEN, June 17, 2010—Morningstar Europe B.V., a subsidiary of Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, has entered into a definitive agreement to acquire a 75 percent ownership interest in Morningstar Danmark A/S from Phosphorus A/S, bringing its ownership to 100 percent. Morningstar will pay Phosphorus A/S U.S. $15.2 million, or approximately DKK 91 million, plus an amount for its share of first-half 2010 net profits. The companies expect to complete the transaction in July, subject to customary closing conditions.

Located in Copenhagen, Morningstar Danmark was established in 2001 by Morningstar Europe and Phosphorus A/S, a Danish company. The company’s main offering is the investment information website for individual investors, Morningstar.dk, which provides fund and ETF data, portfolio tools, and market analysis.

“Together with Phosphorus and the local management team, we’ve been providing investment data and software to the Danish market for more than eight years, and the company already has a well-respected brand in the industry,” said Joe Mansueto, chairman and chief executive officer of Morningstar. “As sole owner, we plan to offer Morningstar’s full suite of products and services to investors in Denmark, and leverage Morningstar’s global reach, investment databases, and technology expertise to better serve our clients. The leadership of Peter Meyer and Torben Bruun has been instrumental in building a solid foundation for Morningstar in Denmark and we look forward to expanding the business with them there.”

Morningstar Danmark has 11 employees based in Copenhagen. Peter Meyer, chief executive officer, and Torben Bruun, chief operating officer, will continue to lead the company.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

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